Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Results for the Third Quarter of 2022

STAMFORD, CT, November 3, 2022 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk,” “Eagle” or the “Company”), one of the world’s largest owner-operators within the midsize drybulk vessel segment, today reported financial results for the quarter ended September 30, 2022.

Quarter highlights:

•Generated Revenues, net of $185.3 million
◦Achieved TCE(1) of $28,099/day basis and TCE Revenue(1) of $128.9 million

•Realized net income of $77.2 million, or $5.94 per basic share
◦Adjusted net income(1) of $74.3 million, or $5.72 per adjusted basic share(1)

•Generated EBITDA(1) of $96.0 million
◦Adjusted EBITDA(1) of $85.1 million

•Repurchased $10.0 million in aggregate principal amount, or 9% of the Convertible Bond Debt
◦Reduced diluted share count by 296,990 shares

•Executed an agreement to purchase a 2015-built scrubber-fitted Japanese Ultramax for $27.5 million

•Declared a quarterly dividend of $1.80 per share for the third quarter of 2022
◦Dividend is payable on November 23, 2022 to shareholders of record at the close of business on November 15, 2022

Recent Developments:

•Coverage position for the fourth quarter 2022 is as follows:
◦70% of available days fixed at an average TCE of $25,040

Eagle's CEO Gary Vogel commented, “We posted another robust quarterly result, generating net income of $77.2 million as our team successfully navigated a volatile landscape. With our commercial platform and dynamic approach to trading ships, as well as our ability to capture significant value from fuel spreads as a result of our fleet scrubber position, we were able to achieve a TCE of $28,099, representing significant outperformance against the BSI of almost 46%.

Consistent with our stated capital allocation strategy and strong results, we declared our fifth consecutive quarterly dividend since adopting our policy late in 2021, representing 30% of earnings and bringing total shareholder distributions to $10.05 per share. Additionally, we opportunistically repurchased approximately 9% of our convertible bond debt in the open market at advantageous prices, resulting in both a decrease in debt outstanding and a reduction to our diluted share count.

On the strategic front, we capitalized on the illiquidity in the S&P markets in early September and executed our 51st transaction, acquiring a high-specification 2015-built Japanese scrubber-fitted Ultramax for $27.5 million. Based on our constructive view of supply side fundamentals, we are likely to add further tonnage on an opportunistic basis as we head into next year, consistent with our continued focus on strategically expanding the business and adding incremental value for our shareholders.”

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Ownership Days	4,831	4,697	14,424	13,407
Chartered in Days	1,000	563	3,102	1,718
Available Days	5,588	4,931	16,701	14,403
Operating Days	5,574	4,908	16,662	14,308
Fleet Utilization (%)	99.7%	99.5%	99.8%	99.3%

Fleet Development

Vessel sold and delivered in the third quarter of 2022

•Cardinal, a Supramax (55K DWT / 2004-built) for total consideration of $15.8 million

Vessel acquired and expected to be delivered in the fourth quarter of 2022

•Tokyo Eagle, a Japanese-built, scrubber-fitted Ultramax (61K DWT / 2015-built) for total consideration of $27.5 million

Results of Operations for the three and nine months ended September 30, 2022 and 2021

For the three months ended September 30, 2022, the Company reported net income of $77.2 million, or basic and diluted income of $5.94 per share and $4.77 per share, respectively. In the comparable quarter of 2021, the Company reported net income of $78.3 million, or basic and diluted income of $6.12 per share and $4.92 per share, respectively.

For the three months ended September 30, 2022, the Company reported adjusted net income of $74.3 million, which excludes net unrealized gains on derivative instruments of $7.1 million and a loss on debt extinguishment of $4.2 million, or basic and diluted adjusted net income of $5.72 per share and $4.58 per share, respectively. In the comparable quarter of 2021, the Company reported adjusted net income of $72.1 million, which excludes net unrealized gains on derivative instruments of $6.3 million and a loss on debt extinguishment of $0.1 million, or basic and diluted adjusted net income of $5.63 per share and $4.52 per share, respectively.

For the nine months ended September 30, 2022, the Company reported net income of $224.7 million, or basic and diluted income of $17.31 per share and $13.86 per share, respectively. In the comparable period of 2021, the Company reported net income of $97.4 million, or basic and diluted income of $7.96 per share and $6.34 per share, respectively.

For the nine months ended September 30, 2022, the Company reported adjusted net income of $220.4 million, which excludes net unrealized gains on derivative instruments of $8.5 million and a loss on debt extinguishment of $4.2 million, or basic and diluted adjusted net income of $16.97 per share and $13.59 per share, respectively. In the comparable period of 2021, the Company reported adjusted net income of $121.7 million, which excludes net unrealized losses on derivative instruments of $24.2 million and a loss on debt extinguishment of $0.1 million, or basic and diluted adjusted net income of $9.95 per share and $7.93 per share, respectively.

Revenues, net

Revenues, net for the three months ended September 30, 2022 were $185.3 million compared to $183.4 million in the comparable quarter in 2021. Net time and voyage charter revenues increased $21.8 million due to an increase in available days driven by an increase in owned days and chartered-in days, partially offset by a decrease of $19.9 million due to lower charter rates.

Revenues, net for the nine months ended September 30, 2022 and 2021 were $568.4 million and $409.8 million, respectively. Net time and voyage charter revenues increased $80.4 million due to higher charter rates and increased $78.2 million due to an increase in available days driven by increases in owned days and chartered-in days.

Voyage expenses

Voyage expenses for the three months ended September 30, 2022 were $40.8 million compared to $30.3 million in the comparable quarter in 2021. Voyage expenses increased primarily due to an increase in bunker consumption expense of $10.1 million driven by an increase in bunker fuel prices.

Voyage expenses for the nine months ended September 30, 2022 were $120.7 million and $81.4 million in the comparable period in 2021. Voyage expenses increased primarily due to an increase in bunker consumption expense of $29.1 million driven by an increase in bunker fuel prices, an increase in port expenses of $8.5 million driven by an increase in fuel surcharges and cost inflation and an increase in broker commissions of $1.7 million driven by an increase in related revenues.

Vessel operating expenses

Vessel operating expenses for the three months ended September 30, 2022 were $33.1 million compared to $28.1 million in the comparable quarter in 2021. Vessel operating expenses increased primarily due to an increase in repair costs of $3.1 million driven by discretionary upgrades and certain unscheduled necessary repairs, and an increase in crewing costs of $2.1 million driven by crew changes and expenses related to COVID-19 and the war in Ukraine. The ownership days for the three months ended September 30, 2022 and 2021 were 4,831 and 4,697, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary hull upgrades for the three months ended September 30, 2022 were $6,566 as compared to $5,401 for the three months ended September 30, 2021.

Vessel operating expenses for the nine months ended September 30, 2022 and 2021 were $88.2 million and $73.3 million, respectively. Vessel operating expenses increased primarily due to an increase in crewing costs of $7.8 million driven by crew changes and expenses related to COVID-19 and the war in Ukraine, an increase in the cost of lubes, stores and spares of $3.1 million driven by cost inflation and an increase in repair costs of $2.4 million driven by discretionary upgrades and certain unscheduled necessary repairs. The ownership days for the nine months ended September 30, 2022 and 2021 were 14,424 and 13,407, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary hull upgrades for the nine months ended September 30, 2022 and 2021 were $5,991 and $5,114, respectively.

Charter hire expenses

Charter hire expenses for the three months ended September 30, 2022 were $19.8 million compared to $10.7 million in the comparable quarter in 2021. Charter hire expenses increased $8.3 million primarily due to an increase in chartered-in days and increased $0.7 million due to an increase in charter hire rates due to improvement in the charter hire market. The total chartered-in days for the three months ended September 30, 2022 were 1,000 compared to 563 for the comparable quarter in the prior year.

Charter hire expenses for the nine months ended September 30, 2022 were $63.8 million compared to $25.4 million in the comparable period in 2021. Charter hire expenses increased $20.4 million primarily due to an increase in chartered-in days and increased $18.0 million due to an increase in charter hire rates due to improvement in the charter hire market. The total chartered-in days for the nine months ended September 30, 2022 and 2021 were 3,102 and 1,718, respectively.

The Company currently charters in five Ultramax vessels on a long-term basis as of the charter-in commencement date, with an outstanding option to extend the charter period on one of those vessels.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2022 and 2021 was $15.4 million and $13.6 million, respectively. Total depreciation and amortization expense for the three months ended September 30, 2022 includes $11.9 million of vessel and other fixed asset depreciation and $3.5 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended September 30, 2021 were $11.4 million of vessel and other fixed asset depreciation and $2.2 million of amortization of deferred drydocking costs. Depreciation and amortization increased $1.3 million due to the impact of thirteen drydocks completed since the third quarter of 2021 and increased $0.5 million due to an increase in the cost base of our owned fleet due to the capitalization of BWTS on our vessels and the acquisition of three vessels in the second half of 2021, offset in part by the sale of one vessel in the third quarter of 2022.

Depreciation and amortization expense for the nine months ended September 30, 2022 and 2021 was $45.2 million and $39.2 million, respectively. Total depreciation and amortization expense for the nine months ended September 30, 2022 includes $35.5 million of vessel and other fixed asset depreciation and $9.7 million relating to the amortization of deferred drydocking costs. Comparable amounts for the nine months ended September 30, 2021 were $33.0 million of vessel and other fixed asset depreciation and $6.2 million of amortization of deferred drydocking costs. Depreciation and amortization increased $3.5 million due to the impact of 13 drydocks completed since the third quarter of 2021 and increased $2.6 million due to an increase in the cost base of our owned fleet due to the acquisition of nine vessels in 2021 and the capitalization of BWTS on our vessels, offset in part by the sale of one vessel in the third quarter of 2021 and the sale of one vessel in the third quarter of 2022.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2022 and 2021 were $9.7 million and $7.9 million, respectively. General and administrative expenses include stock-based compensation of $1.4 million and $0.8 million for the three months ended September 30, 2022 and 2021, respectively. General and administrative expenses increased $0.7 million due to higher stock-based compensation expense and increased $0.5 million due to an increase in compensation and benefits.

General and administrative expenses for the nine months ended September 30, 2022 and 2021 were $29.6 million and $23.6 million, respectively. General and administrative expenses include stock-based compensation of $4.5 million and $2.2 million for the nine months ended September 30, 2022 and 2021, respectively. General and administrative expenses increased $2.3 million due to higher stock-based compensation expense, increased $1.7 million due to an increase in compensation and benefits, and increased $1.0 million due to higher professional fees.

Other operating expense

Other operating expense for the three months ended September 30, 2022 and 2021 was $2.5 million and $0.8 million, respectively. Other operating expense for the three months ended September 30, 2022 was primarily comprised of costs associated with a corporate transaction that did not materialize. Other operating expense for the three months ended September 30, 2021 was primarily comprised of costs incurred relating to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. The Company posted a surety bond as security for any fines and penalties. Other operating expense consists of expenses incurred relating to this incident, which include legal fees, surety bond expenses, vessel offhire, crew changes and travel costs.

Other operating expense for the nine months ended September 30, 2022 and 2021 was $2.6 million and $2.3 million, respectively. Other operating expense for the nine months ended September 30, 2022 was primarily comprised of costs associated with a corporate transaction that did not materialize. Other operating expense for the nine months ended September 30, 2021 was primarily comprised of costs incurred relating to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. The Company posted a surety bond as security for any fines and penalties. Other operating expense consists of expenses incurred relating to this incident, which include legal fees, surety bond expenses, vessel offhire, crew changes and travel costs.

Interest expense

Interest expense for the three months ended September 30, 2022 and 2021 was $4.2 million and $8.5 million, respectively. Interest expense decreased $1.4 million due to lower effective interest rates and decreased $1.4 million due to lower outstanding principal balances, each as a result of the refinancing of the Company’s debt in the fourth quarter of 2021 and decreased $1.4 million due to lower amortization of debt discounts and deferred financing costs primarily as a result of the Company’s adoption of ASU 2020-06.

Interest expense for the nine months ended September 30, 2022 and 2021 was $13.0 million and $25.6 million, respectively. Interest expense decreased $4.6 million due to lower outstanding principal balances and decreased $4.4 million due to lower effective interest rates, each as a result of the refinancing of the Company’s debt in the fourth quarter of 2021 and decreased $3.8 million due to lower amortization of debt discounts and deferred financing costs primarily as a result of the Company’s adoption of ASU 2020-06.

The Company entered into interest rate swaps in October 2021 to fix the interest rate exposure on the Global Ultraco Debt Facility term loan. As a result of these swaps, which average 87 basis points, the Company’s interest rate exposure is fully fixed insulating the Company from the rising interest rate environment.
Realized and unrealized (gain)/loss on derivative instruments, net

Realized and unrealized gain on derivative instruments, net for the three months ended September 30, 2022 was $11.3 million compared to a realized and unrealized loss on derivative instruments, net of $9.0 million for the three months ended September 30, 2021. The $11.3 million gain is primarily related to $14.3 million in gains earned on our freight forward agreements as a result of the decrease in charter hire rates during the third quarter, offset by $3.0 million in bunker swap losses for the three months ended September 30, 2022. For the three months ended September 30, 2021, the Company had $9.4 million in losses on our freight forward agreements due to the sharp increase in charter hire rates during the third quarter of 2021, offset by $0.4 million in bunker swap gains.

Realized and unrealized gain on derivative instruments, net for the nine months ended September 30, 2022 was $13.3 million compared to a realized and unrealized loss on derivative instruments, net of $45.6 million for the nine months ended September 30, 2021. The $13.3 million gain is primarily attributable to $9.4 million in gains earned on our freight forward agreements as a result of the decrease in charter hire rates during 2022 and $3.9 million in bunker swap gains for the nine months ended September 30, 2022. For the comparable period in the prior year, the Company had $47.9 million in losses on our freight forward agreements due to the sharp increase in charter hire rates in 2021, offset by $2.3 million in bunker swap gains.

The non-cash unrealized gains on forward freight agreements (“FFA”) for the remaining three months of 2022 as of September 30, 2022 amounted to $9.4 million based on 675 net days and the non-cash unrealized losses on FFAs for the calendar year 2023 amounted to less than $0.1 million on 135 net days.

The following table shows our open positions on FFAs as of September 30, 2022:

FFA Period	Number of Days	Average FFA Contract Price
Quarter ending December 31, 2022 - Sell Positions	2,010	$21,981
Quarter ending December 31, 2022 - Buy Positions	(1,335)	$16,461

Year ending December 31, 2023 - Sell Positions	720	$14,525
Year ending December 31, 2023 - Buy Positions	(855)	$14,308

Liquidity and Capital Resources

	Nine Months Ended
(In thousands)	September 30, 2022	September 30, 2021
Net cash provided by operating activities	$242,491	$120,915
Net cash provided by/(used in) investing activities	4,090	(106,767)
Net cash (used in)/provided by financing activities	(135,198)	22,648
Net increase in cash, cash equivalents and restricted cash	111,383	36,796
Cash, cash equivalents and restricted cash at beginning of period	86,222	88,849
Cash, cash equivalents and restricted cash at end of period	$197,605	$125,645
Net cash provided by operating activities for the nine months ended September 30, 2022 and 2021 was $242.5 million and $120.9 million, respectively. The increase in cash flows provided by operating activities resulted primarily from the increase in revenues due to higher charter hire rates.

Net cash provided by investing activities for the nine months ended September 30, 2022 was $4.1 million, compared to net cash used in investing activities of $106.8 million in the comparable period in 2021. During the nine months ended September 30, 2022, the Company received net proceeds of $14.9 million from the sale of a vessel and paid $5.7 million for the purchase of ballast water treatment systems (“BWTS”) on our fleet, $4.1 million as an advance for the purchase of a vessel to be delivered in the fourth quarter of 2022, $0.8 million for vessel improvements and $0.3 million for other fixed assets.

Net cash used in financing activities for the nine months ended September 30, 2022 was $135.2 million, compared to net cash provided by financing activities of $22.6 million in the comparable period in 2021. During the nine months ended September 30, 2022, the Company paid $81.6 million in dividends, repaid $37.4 million of the term loan under the Global Ultraco Debt Facility, paid $14.2 million to repurchase a portion of our Convertible Bond Debt and $2.4 million to settle net share equity awards.

As of September 30, 2022, our cash and cash equivalents including noncurrent restricted cash was $197.6 million compared to $86.2 million as of December 31, 2021.

In addition, as of September 30, 2022, we had $100.0 million in an undrawn revolver facility available under the Global Ultraco Debt Facility.

As of September 30, 2022, the Company's outstanding debt of $354.3 million, which excludes debt discount and debt issuance costs, consisted of $250.2 million under the Global Ultraco Debt Facility and $104.1 million of Convertible Bond Debt.

During September 2022, the Company repurchased $10.0 million in aggregate principal amount of Convertible Bond Debt for $14.2 million in cash and cancelled the repurchased debt. The related amount of Convertible Bond Debt was not converted by the holders and no common shares were issued as a result of the repurchase transactions. The related amount of Convertible Bond Debt would have converted into 296,990 common shares (assuming the conversion occurred as of September 30, 2022). From time to time, the Company may, subject to market condition and other factors and to the extent permitted by law, opportunistically repurchase the Convertible Bond Debt in the open market or through privately negotiated transactions.
We continuously evaluate potential transactions that we believe will be accretive to earnings, enhance shareholder value or are in the best interests of the Company, including without limitation, business combinations, the acquisition of vessels or related businesses, repayment or refinancing of existing debt, the issuance of new securities, share and debt repurchases or other transactions.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. During the nine months ended September 30, 2022, eight of our vessels completed drydock and we incurred drydocking expenditures of $18.5 million. During the nine months ended September 30, 2021, six of our vessels completed drydock and we incurred drydocking expenditures of $10.7 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and vessel upgrades in the next four quarters, along with the anticipated off-hire days:

		Projected Costs (1) (in millions)
Quarter Ending	Off-hire Days(2)	BWTS	Drydocks	Vessel Upgrades(3)
December 31, 2022	177	$0.3	$1.5	$—
March 31, 2023	233	0.1	5.4	0.4
June 30, 2023	186	0.7	3.8	0.4
September 30, 2023	193	0.7	4.0	0.4

(1) Actual costs will vary based on various factors, including where the drydockings are performed.
(2) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(3) Vessel upgrades represents capex relating to items such as high-spec low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Nine Months Ended September 30, 2022 and 2021
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues, net	$185,313	$183,393	$568,406	$409,816

Voyage expenses	40,792	30,273	120,710	81,411
Vessel operating expenses	33,091	28,125	88,213	73,323
Charter hire expenses	19,772	10,724	63,768	25,374
Depreciation and amortization	15,407	13,570	45,241	39,187
General and administrative expenses	9,666	7,948	29,611	23,559
Other operating expense	2,469	792	2,643	2,312
Gain on sale of vessel	(9,336)	(3,962)	(9,336)	(3,962)
Total operating expenses	111,861	87,470	340,850	241,204
Operating income	73,452	95,923	227,556	168,612
Interest expense	4,236	8,511	13,021	25,561
Interest income	(881)	(19)	(1,100)	(52)
Realized and unrealized (gain)/loss on derivative instruments, net	(11,293)	8,991	(13,281)	45,588
Loss on debt extinguishment	4,173	99	4,173	99
Total other (income)/expense, net	(3,765)	17,582	2,813	71,196
Net income	$77,217	$78,341	$224,743	$97,416

Weighted average shares outstanding:
Basic	12,993,450	12,802,401	12,985,329	12,237,288
Diluted	16,201,852	15,936,374	16,219,264	15,354,481

Per share amounts:
Basic net income	$5.94	$6.12	$17.31	$7.96
Diluted net income	$4.77	$4.92	$13.86	$6.34

CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2022 and December 31, 2021
(In thousands, except share data and par values)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$195,030	$86,147
Accounts receivable, net of a reserve of $2,192 and $1,818, respectively	33,554	28,456
Prepaid expenses	4,585	3,362
Inventories	26,274	17,651
Collateral on derivatives	1,200	15,081
Fair value of derivative assets - current	18,353	4,669
Other current assets	703	667
Total current assets	279,699	156,033
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $249,384 and $218,670, respectively	876,547	908,076
Advance for vessel purchase	4,125	—
Operating lease right-of-use assets	34,368	17,017
Other fixed assets, net of accumulated depreciation of $1,566 and $1,403, respectively	346	257
Restricted cash - noncurrent	2,575	75
Deferred drydock costs, net	45,881	37,093
Fair value of derivative assets - noncurrent	9,873	3,112
Advances for ballast water systems and other assets	2,577	4,995
Total noncurrent assets	976,292	970,625
Total assets	$1,255,991	$1,126,658
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$21,058	$20,781
Accrued interest	1,635	2,957
Other accrued liabilities	17,012	17,994
Fair value of derivative liabilities - current	611	4,253
Current portion of operating lease liabilities	30,742	15,728
Unearned charter hire revenue	14,794	12,088
Current portion of long-term debt	49,800	49,800
Total current liabilities	135,652	123,601
Noncurrent liabilities:
Global Ultraco Debt Facility, net of debt issuance costs	193,202	229,290
Convertible Bond Debt, net of debt discount and debt issuance costs	103,425	100,954
Noncurrent portion of operating lease liabilities	3,626	1,282
Other noncurrent accrued liabilities	883	265
Total noncurrent liabilities	301,136	331,791
Total liabilities	436,788	455,392

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 13,003,516 and 12,917,027 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	130	129
Additional paid-in capital	964,494	982,746
Accumulated deficit	(162,712)	(313,495)
Accumulated other comprehensive income	17,291	1,886
Total stockholders' equity	819,203	671,266
Total liabilities and stockholders' equity	$1,255,991	$1,126,658

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the Nine Months Ended September 30, 2022 and 2021
(In thousands)

	Nine Months Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income	$224,743	$97,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,513	32,951
Amortization of operating lease right-of-use assets	21,083	10,536
Amortization of deferred drydocking costs	9,728	6,236
Amortization of debt discount and debt issuance costs	1,627	5,443
Loss on debt extinguishment	4,173	99
Gain on sale of vessel	(9,336)	(3,962)
Net unrealized (gain)/loss on fair value of derivatives	(8,517)	24,193
Stock-based compensation expense	4,542	2,235
Drydocking expenditures	(18,527)	(10,737)
Changes in operating assets and liabilities:
Accounts payable	650	4,639
Accounts receivable	(5,098)	(10,645)
Accrued interest	(1,241)	2,385
Inventories	(8,622)	(5,467)
Operating lease liabilities current and noncurrent	(21,076)	(11,304)
Collateral on derivatives	13,881	(31,370)
Fair value of derivatives, other current and noncurrent assets	(183)	(1,150)
Other accrued liabilities	(2,332)	1,898
Prepaid expenses	(1,223)	(1,455)
Unearned charter hire revenue	2,706	8,974
Net cash provided by operating activities	242,491	120,915

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(781)	(109,385)
Advances for vessel purchases	(4,125)	(2,200)
Purchase of scrubbers and ballast water systems	(5,695)	(4,557)
Proceeds from hull and machinery insurance claims	—	245
Proceeds from sale of vessel	14,944	9,159
Purchase of other fixed assets	(253)	(29)
Net cash provided by/(used in) investing activities	4,090	(106,767)

Cash flows from financing activities:
Proceeds from New Ultraco Debt Facility	—	16,500
Repayment of Norwegian Bond Debt	—	(4,000)
Repayment of term loan under New Ultraco Debt Facility	—	(24,258)
Repayment of revolver loan under New Ultraco Debt Facility	—	(55,000)
Repayment of revolver loan under Super Senior Facility	—	(15,000)
Proceeds from revolver loan under New Ultraco Debt Facility	—	55,000
Proceeds from Holdco Revolving Credit Facility	—	24,000
Proceeds from issuance of shares under ATM Offering, net of commissions	—	27,242

Repayment of term loan under Global Ultraco Debt Facility	(37,350)	—
Repurchase of Convertible Bond Debt	(14,188)	—
Cash received from exercise of stock options	85	56
Cash used to settle net share equity awards	(2,351)	(986)
Equity offerings issuance costs	201	(292)
Financing costs paid to lenders	(18)	(614)
Dividends paid	(81,577)	—
Net cash (used in)/provided by financing activities	(135,198)	22,648
Net increase in Cash, cash equivalents and restricted cash	111,383	36,796
Cash, cash equivalents and restricted cash at beginning of period	86,222	88,849
Cash, cash equivalents and restricted cash at end of period	$197,605	$125,645
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$12,861	$17,462
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$38,956	$22,499
Accruals for vessel purchases and vessel improvements included in Other accrued liabilities	$—	$500
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$3,916	$3,259
Accruals for dividends payable included in Other accrued liabilities and Other noncurrent accrued liabilities	$1,551	$—
Accrual for issuance costs for ATM Offering included in Other accrued liabilities	$—	$104
Accruals for debt issuance costs included in Accounts payable and Other accrued liabilities	$—	$509

Supplemental Information - Non-GAAP Financial Measures

This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”) measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations, that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases, provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

(1) Adjusted net income and Adjusted Basic and Diluted net income per share

We define Adjusted net income and Adjusted Basic and Diluted net income per share as Net income and Basic and Diluted net income per share, each under U.S. GAAP, respectively, adjusted to exclude non-cash unrealized losses/(gains) on derivatives and loss on debt extinguishment. The Company utilizes derivative instruments such as FFAs to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). The Company does not apply hedge accounting, and, as such, the mark-to-market gains/(losses) on forward hedge positions impact current quarter results, causing timing mismatches in the Condensed Consolidated Statements of Operations. Additionally, we believe that loss on debt extinguishment is not representative of our normal business operations. We believe that Adjusted net income and Adjusted Basic and Diluted net income per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net income should not be considered an alternative to net income, operating income, cash flows provided by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. The Company’s calculation of Adjusted net income may not be comparable to those reported by other companies.

The following table presents the reconciliation of Net income, as recorded in the Condensed Consolidated Statements of Operations, to Adjusted net income:

Reconciliation of GAAP Net income to Adjusted net income
For the Three and Nine Months Ended September 30, 2022 and 2021
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$77,217	$78,341	$224,743	$97,416
Adjustments to reconcile net income to Adjusted net income:
Unrealized (gain)/loss on derivative instruments	(7,124)	(6,347)	(8,517)	24,193
Loss on debt extinguishment	4,173	99	4,173	99
Adjusted net income	$74,266	$72,093	$220,399	$121,708

Weighted average shares outstanding:
Basic	12,993,450	12,802,401	12,985,329	12,237,288
Diluted (1)	16,201,852	15,936,374	16,219,264	15,354,481

Per share amounts:
Basic adjusted net income	$5.72	$5.63	$16.97	$9.95
Diluted adjusted net income(1)	$4.58	$4.52	$13.59	$7.93

(1) The number of shares used in the calculation of Diluted net income per share and Diluted adjusted net income per share for the three and nine months ended September 30, 2022 and 2021 includes 3,092,230 and 2,906,035, respectively, in dilutive shares related to the Convertible Bond Debt based on the if-converted method in addition to the restricted stock awards, options, and restricted stock units based on the treasury stock method.

(2) EBITDA and Adjusted EBITDA

We define EBITDA as net income under U.S. GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows provided by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA may not be comparable to those reported by other companies. Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain/(loss) on sale of vessels, impairment of operating lease right-of-use assets, unrealized (gain)/loss on derivatives, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations.

The following table presents a reconciliation of Net income, as recorded in the Condensed Consolidated Statements of Operations, to EBITDA and Adjusted EBITDA:

Reconciliation of GAAP Net income to EBITDA and Adjusted EBITDA
For the Three and Nine Months Ended September 30, 2022 and 2021
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$77,217	$78,341	$224,743	$97,416
Adjustments to reconcile net income to EBITDA:
Interest expense	4,236	8,511	13,021	25,561
Interest income	(881)	(19)	(1,100)	(52)
Income taxes	—	—	—	—
EBIT	80,572	86,833	236,664	122,925
Depreciation and amortization	15,407	13,570	45,241	39,187
EBITDA	95,979	100,403	281,905	162,112
Non-cash, one-time and other adjustments to EBITDA(1)	(10,838)	(9,433)	(9,138)	22,565
Adjusted EBITDA	$85,141	$90,970	$272,767	$184,677

(1) One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2022 includes stock-based compensation, loss on debt extinguishment, gain on sale of vessel and net unrealized gains on derivative instruments. One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2021 includes stock-based compensation, loss on debt extinguishment, gain on sale of vessel and net unrealized (gains)/losses on derivative instruments.

(3) TCE revenue and TCE
Time charter equivalent (“TCE”) is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE revenue as revenues, net less voyage expenses and charter hire expenses, adjusted for realized gains/(losses) on FFAs and bunker swaps and defines TCE as TCE revenue divided by the number of owned available days. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues. TCE provides additional meaningful information in conjunction with shipping Revenues, net, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index (“BSI”) adjusted for commissions and fleet makeup.

The following table presents the reconciliation of Revenues, net, as recorded in the Condensed Consolidated Statements of Operations, to TCE:

Reconciliation of Revenues, net to TCE
For the Three and Nine Months Ended September 30, 2022 and 2021
(In thousands, except owned available days and TCE)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues, net	$185,313	$183,393	$568,406	$409,816
Less:
Voyage expenses	(40,792)	(30,273)	(120,710)	(81,411)
Charter hire expenses	(19,772)	(10,724)	(63,768)	(25,374)
Reversal of one legacy time charter (1)	—	—	—	(854)
Realized gain/(loss) on FFAs and bunker swaps	4,169	(15,338)	4,764	(21,395)
TCE revenue	$128,918	$127,058	$388,692	$280,782

Owned available days	4,588	4,368	13,599	12,685
TCE	$28,099	$29,088	$28,582	$22,135

(1) Represents revenues, net of voyage and charter-hire expenses associated with a 2014 charter-in vessel that is not representative of the Company’s current performance.

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under the relevant charter party such as surveys, medical events, stowaway disembarkation, etc. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

ATM Offering: In March 2021, the Company entered into an at market issuance sales agreement with B. Riley Securities, Inc., BTIG, LLC and Fearnley Securities, Inc., as sales agents, to sell shares of common stock, par value $0.01 per share, of the Company with aggregate gross sales proceeds of up to $50.0 million, from time to time through an “at-the-market” offering program.

Definitions of capitalized terms related to our Indebtedness

Global Ultraco Debt Facility: Global Ultraco Debt Facility refers to the senior secured credit facility entered into by Eagle Bulk Ultraco LLC (“Eagle Ultraco”), a wholly-owned subsidiary of the Company, along with certain of its vessel-owning subsidiaries as guarantors, with the lenders party thereto (the “Lenders”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”), Skandinaviska Enskilda Banken AB (PUBL), Danish Ship Finance A/S, Nordea Bank ABP, Filial I Norge, DNB Markets Inc., Deutsche Bank AG, and ING Bank N.V., London Branch. The Global Ultraco Debt Facility provides for an aggregate principal amount of $400.0 million, which consists of (i) a term loan facility in an aggregate principal amount of $300.0 million and (ii) a revolving credit facility in an aggregate principal amount of $100.0 million. The Global Ultraco Debt Facility is secured by 49 of the Company's vessels. As of September 30, 2022, $100.0 million of the revolving credit facility remains undrawn.

Convertible Bond Debt: Convertible Bond Debt refers to 5.0% Convertible Senior Notes due 2024 issued by the Company on July 29, 2019 that will mature on August 1, 2024.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to the senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC, a wholly-owned subsidiary of the Company, as the borrower (the “New Ultraco Debt Facility”), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC (“ABN AMRO”), Credit Agricole, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and Credit Agricole Corporate and Investment Bank, as arranger, security trustee and facility agent. The New Ultraco Debt Facility was refinanced on October 1, 2021.

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company (“Shipco”), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors (“Shipco Vessels”), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway

(the “Bond Trustee”). The bonds outstanding under the Norwegian Bond Debt were repaid in full on October 18, 2021 after the expiry of the requisite notice period.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO, as original lender, mandated lead arranger and agent. During the third quarter of 2021, the Company cancelled the Super Senior Revolving Facility. There were no outstanding amounts under the facility.

Holdco Revolving Credit Facility: Holdco Revolving Credit Facility refers to the senior secured revolving credit facility for $35.0 million, by and among Eagle Bulk Holdco LLC (“Holdco”), a wholly-owned subsidiary of the Company, as borrower, the Company and certain wholly-owned vessel-owning subsidiaries of Holdco, as joint and several guarantors, the banks and financial institutions named therein as lenders and Credit Agricole, as lender, facility agent, security trustee and mandated lead arranger with Nordea Bank ABP, New York Branch. The Holdco Revolving Credit Facility was refinanced on October 1, 2021.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, November 4, 2022, to discuss the third quarter results.

A live webcast of the call will be available on the Investor Relations page of the Company's website at ir.eagleships.com. To access the call by phone, please register at https://register.vevent.com/register/BIcc27852061574d51b01e45b8dc164b47 and you will be provided with dial-in details. A replay of the webcast will be available on the Investor Relations page of the Company's website.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated, shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes as a result of COVID-19, including the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions including the current conflict between Russia and Ukraine, which may impact our ability to retain and source crew, and in turn, could adversely affect our revenue, expenses and profitability, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
ICR, Inc.
Tel. +1 203-682-8350
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Source: Eagle Bulk Shipping Inc.